KANSAS CITY POWER & LIGHT COMPANY

                    SUPPLEMENTAL EXECUTIVE RETIREMENT
                     AND DEFERRED COMPENSATION PLAN
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                    KANSAS CITY POWER & LIGHT COMPANY
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    SUPPLEMENTAL EXECUTIVE RETIREMENT AND DEFERRED COMPENSATION PLAN


                                PREAMBLE

The principal objective of this Supplemental Executive Retirement and Deferred Compensation Plan is to ensure the payment of a competitive level of retirement income in order to attract, retain, and motivate selected executives, to provide opportunities for selected employees and members of the Board of Directors to defer the receipt of compensation, and to restore benefits which cannot be paid under the Company's Qualified Pension, 401(k) Savings Plan and Capital Accumulation Plan due to restrictions on benefits, contributions, or compensation covered under those plans. This plan will become effective on November 2, 1993, and will be effective as to each Participant on the date he or she is designated as a Participant hereunder. This plan supersedes all previous non-qualified retirement and deferred compensation plans that may be in existence.

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                            TABLE OF CONTENTS

SECTION                                                            PAGE

     I     DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . -1-

    II     ELIGIBILITY FOR BENEFITS . . . . . . . . . . . . . . . . -2-

   III     AMOUNT AND FORM OF RETIREMENT BENEFITS . . . . . . . . . -3-

    IV     PAYMENT OF RETIREMENT BENEFITS . . . . . . . . . . . . . -4-

     V     DEATH BENEFITS PAYABLE . . . . . . . . . . . . . . . . . -5-

    VI     DEFERRED COMPENSATION. . . . . . . . . . . . . . . . . . -5-

   VII     ALTERNATIVE SUPPLEMENTAL RETIREMENT, DEATH AND
           DISABILITY BENEFITS. . . . . . . . . . . . . . . . . . .-11-

  VIII     CAPITAL ACCUMULATION PLAN EXCESS BENEFITS. . . . . . . .-12-

    IX     MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . .-13-


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                                SECTION I
                               DEFINITIONS


     1.1 "Basic Plan" means the Kansas City Power & Light Company Management Pension Plan.

     1.2 "Basic Plan Benefit" means the amount of benefit payable from the Basic Plan to a Participant in the form of a Single Life Pension. The following terms shall have the same meaning as set forth in the Basic Plan as amended from time-to-time:

           -     Normal Retirement Date

           -     Years of Credited Service

           -     Actuarial Equivalent

           -     Single Life Pension

     1.3 "Board of Directors" means the Board of Directors of the Company, which has the authority to administer the Plan.

     1.4  "Company" means Kansas City Power & Light Company.

     1.5 "Final Average Monthly Salary" means Final Average Monthly Salary as defined under the Basic Plan but computed using a period of thirty-six consecutive months, plus the amount of any deferrals under Section 6.1 of the Plan which would have been included but for such deferrals, plus any amounts disregarded pursuant to the provisions of Internal Revenue Code Section 401(a)(17).

     1.6 "Committee" means the Nominating & Compensation Committee (or successor to such Committee) of the Company's Board of Directors.

     1.7 "Participant" for purposes of Sections II, III, IV, and V, means an employee of the Company which has been designated as a Participant by the Board of Directors or the Committee and continues to be designated as a Participant at the time of his or her Retirement. Such employee shall become a Participant in the Plan as of the date he or she is individually selected by, and specifically named in the resolutions of, the Board of Directors or the Committee for participation in the Plan.

     For purposes of Sections VI, VII, and VIII, Participant shall include any employee selected for participation by the Chief Executive Officer. For purposes of Sections 6.1 to 6.7, Participant shall include members of the Board of Directors.

     1.8 "Plan" means this Supplemental Executive Retirement and Deferred Compensation Plan.

     1.9 "Retirement" means the termination of a Participant's employment with the Company on one of the retirement dates specified in Section 2.1.

     1.10 "Surviving Spouse" means a Participant's surviving spouse who is eligible to receive a surviving spouse's benefit under the Basic Plan.

     1.11 The masculine gender, where appearing in the Plan, will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates the contrary.

                               SECTION II
                        ELIGIBILITY FOR BENEFITS

     2.1 Each Participant shall be eligible to retire and receive a supplemental retirement benefit under this Plan beginning on one of the following dates:

          (a)   "Normal Retirement Date" as defined in the Basic Plan.

          (b) "Early Retirement Date"; at any time after attaining age 55 and prior to his Normal Retirement Date, the Participant may request early retirement by giving written notice of such request to the Chief Executive Officer ("CEO") (six months is the normal notice period required hereunder, thus enabling the Company to fully consider the request, determine its impact on Company operations, and to take any steps or actions that might be required to accommodate such request) and if the CEO recommends that the request be granted, the CEO shall submit such request to the Board of Directors for its final determination.

                               SECTION III
                 AMOUNT AND FORM OF RETIREMENT BENEFITS

     3.1 The annual supplemental retirement benefit payable at Normal Retirement Date under the Plan shall equal:

          (a) Two percent (2%) of the Employee's Final Average Monthly Salary multiplied by the Participant's Years and fractions of Years of Credited Service, except that Years of Credited Service in excess of thirty (30) shall not be taken into consideration and accordingly the maximum supplemental retirement benefit shall be sixty percent (60%) of the Employee's Final Average Monthly Salary; less

          (b) The actual normal retirement benefit payable to the Employee under the Basic Plan.

The supplemental retirement benefit shall be the actuarial equivalent of a Single Life Pension regardless of the form of pension actually elected by or applicable to the Participant. The supplemental retirement benefit payable to the Participant or to his spouse under this Plan shall be calculated without regard to limitations imposed by Section 415 of the Internal Revenue Code, as now or hereafter amended.

     3.2 The annual supplemental retirement benefit payable at an Early Retirement Date shall equal the benefit determined in Section 3.1 reduced by one-quarter of one percent (0.25%) for each month the Participant's Early Retirement Date precedes the first day of the month following the month in which he will attain age 62.

     3.3 A Participant whose employment with the Company terminates due to a total disability for which the Participant is eligible to receive benefits under the Company's Long-Term Disability Plan shall be eligible for a supplemental retirement benefit payable at the Participant's Early or Normal Retirement Date. The supplemental retirement benefit shall be determined in accordance with Section 3.1 except that the Participant's Final Average Monthly Salary shall be determined as of the date of the Participant's disability, and his Years of Credited Service shall include the period from the date of disability to the earlier of the Participant's commencement of benefits under this Plan or his Normal Retirement Date, but in no event shall Years of Credited Service in excess of 30 be considered.

     3.4 The supplemental retirement benefits determined under this Plan shall be payable in the same form as that elected by the Participant with respect to benefits payable under the Basic Plan; provided, however, such optional form of pension shall be the Actuarial Equivalent of the supplemental retirement benefit if paid as a Single Life Pension.

                               SECTION IV
                     PAYMENT OF RETIREMENT BENEFITS

     4.1 Supplemental retirement benefits payable in accordance with Section III shall commence on the date specified in Section 2.1. Benefits shall continue to be paid until the first day of the month following the month in which the retired Participant dies, unless the form in which the Participant's benefit is paid pursuant to Section 3.4 provides for payment of survivor benefits.

                                SECTION V
                         DEATH BENEFITS PAYABLE

     5.1 If a Participant should die before supplemental retirement benefit payments commence under this Plan, his Surviving Spouse shall receive a qualified pre-retirement survivor annuity under this Plan calculated as provided in the Basic Plan except that the Participant's pension, for purposes of the calculation, shall be the amount determined in Section III above, the amount of the survivor annuity so determined to be reduced by the qualified pre-retirement survivor annuity such surviving spouse may receive under the Basic Plan.

     5.2 A Surviving Spouse's benefit shall be payable monthly, and shall commence on the first day of the month following the month in which the Participant dies or, if later, on the first day of the month in which he would have attained age 55. The last payment shall be on the first day of the month in which the Surviving Spouse dies.

                               SECTION VI
                          DEFERRED COMPENSATION

     6.1 Prior to the beginning of any calendar year, the Participant may elect to defer receipt of:

           (a) a specified dollar amount or percentage of his anticipated base salary (or director's fees) as in effect on January 1 of the year in which salary is to be deferred; and/or

           (b) a specified dollar amount or percentage of any anticipated award under any bonus or incentive plan to be paid to the Participant for performance in the following calendar year.

If the Participant desires to make such an election, the election shall be in writing on a form provided by the Company and shall indicate an election to defer a fixed percentage of up to 50 percent of base salary, and/or 100 percent of directors fees or any award under any bonus or incentive plan ("Incentive Awards"). Alternatively, the Participant may elect to defer a fixed dollar amount of base salary and/or any Incentive Awards in increments of one thousand dollars, with a minimum deferral of $2,000 and a maximum deferral of an amount equal to 50 percent of base salary and 100 percent of directors fees or any Incentive Awards. Base salary may be deferred in a given year only if the Participant participates in the Company's Employee Savings Plus Plan to the maximum extent allowed for that year. A new Participant who becomes a Participant during a year may make a deferral election for the balance of the year in which he becomes a Participant, provided the election is made on or before the 30th day after the day on which he becomes a Participant.

     An election to defer compensation under this Section VI shall apply only to compensation earned subsequent to the date the election is made. An election to defer compensation shall be effective only for the year or portion of the year for which the election was made, and may not be terminated or changed during such year or portion of such year. Should the Participant desire to continue the same election from year to year, he must nevertheless make each year an affirmative election to defer compensation. For purposes of this Section 6.1, "base salary" means the Participant's annual salary.

     6.2 The Company shall establish on its books of account separate deferred compensation accounts for each Participant under this Section VI, and shall credit to the account of a Participant that portion of his compensation being deferred, together with any other applicable amounts of additional deferred compensation for that calendar year.
Deferred base salary shall be credited to the Participant's account each month at the time non-deferred base salary is paid to the Participant. Deferred Incentive Awards shall be credited to the Participant's account annually at the time the award is approved. All such accounts shall be unsecured. The Participant and his designated beneficiary or beneficiaries shall not have any property interest whatsoever in any specific assets of the Company as a result of this Plan.

     6.3 The Committee shall establish a means by which a return is earned on Participant's account. The method and manner for establishing such return shall be reviewed from time to time by the Committee. Such return shall be credited and compounded to a Participant's account on a monthly basis or at such other time or times as the Committee may decide.

     6.4 A Participant's deferral election shall indicate, with respect to amounts deferred pursuant to the election, a deferral period in accordance with Section 6.5 and a distribution alternative in accordance with Section 6.6.

     6.5 A Participant may elect to defer receipt of amounts deferred pursuant to a deferral election until one of the following:

           (a)   A stated date;

           (b)   A stated attained age; or

           (c) A stated event (e.g., death) or events, or the earlier of two or more stated events (e.g., the earlier of death or attainment of age
   65).

In the event a Participant fails to designate a deferral period hereunder, payment of amounts deferred pursuant to the deferral election shall commence within 90 days of the Participant's termination of employment.

     The investment return shall continue to accrue with respect to the balance of a Participant's account during the payout period elected pursuant to this
Section VI, and such return shall be paid to the Participant in monthly installments over the payout period. The return attributable to compensation deferred pursuant to a particular deferral election shall be payable according to the same terms, conditions, limitations, and restrictions applicable to the compensation deferred pursuant to the deferral election.
The return shall continue to be credited to the Participant's account until all amounts credited to his account have been paid and shall be credited to the Participant's account, after giving effect to any reduction in the account as a result of any payments. Any remaining payments shall be re-computed to reflect the additional return.

     6.6 A Participant's deferral election shall indicate the manner in which the Participant desires the amounts deferred pursuant to the election to be paid. The Participant may choose to have such amounts paid:

      (a) in a single lump-sum payment; or

      (b) in monthly installments (of principal plus earnings) over a period of 60 months certain, 120 months certain, or 180 months certain.
In the event a Participant fails to make an election concerning the form of payment, payment shall be made in a single lump sum.

     Any amounts paid to the Participant shall be subject to any income tax withholding or other deductions as may from time to time be required by federal, state, or local law. Payments under this Section shall include, if applicable, a proration of benefit adjustment amounts through the day preceding the day on which the Participant retires, becomes disabled, or ceases to be an employee of the Company. Payments under this Section on account of deferral shall be paid in full if the lump-sum option is chosen, or shall begin to be paid in monthly installments if a monthly payment option is chosen, within 30 days of the date elected by the Participant, or as soon thereafter as practicable.

     Following the close of each year, or as soon as practicable thereafter, the Participant or his designated beneficiary or beneficiaries shall receive a statement of the Participant's deferred compensation account as of the end of such year. The statement shall reflect the total benefit adjustment amount, if any; total accrued earnings credited to the account as of the end of such year; and any additional amounts of deferred compensation, if any, credited to the account as of the end of such year; less any monthly installment payments paid during such year.

     6.7 At the time a Participant elects to defer compensation under this Plan he shall designate a death beneficiary or beneficiaries. Such designation may be changed at any time by the Participant. If a Participant dies before he begins to receive payment of amounts deferred pursuant to a given deferral election, the full amount due the Participant under said election shall be paid to his designated beneficiary or beneficiaries in a single lump-sum payment as soon as practicable after the Participant's death.

     If a Participant dies after he begins to receive payment of amounts deferred pursuant to a given deferral election, the balance of the amounts which would have been paid under the deferral election to the Participant but for his death shall continue to be paid to his beneficiary or beneficiaries at the same times and in the same form as the payments would have been paid
to the Participant but for his death.   If a Participant is not survived by
a designated beneficiary, the balance of the amounts due the Participant under the deferral election for which no surviving beneficiary exists shall be paid in a single lump-sum payment to the Participant's estate as soon as practicable following his death. If, with respect to a particular deferral election a Participant's last surviving designated beneficiary should die after the Participant but before the balance of the amounts due the beneficiary under the deferral election have been paid, the balance shall be paid in a single lump-sum payment to the estate of the last surviving designated beneficiary as soon as practicable after the beneficiary's death.

     6.8 The Company shall credit to a Participant's account a matching contribution in an amount equal to 50% of the first 6% of the amount of the Participant's deferral of base salary under Section 6.1(a), but such amount shall be reduced by the matching contribution made during the year to the Participant's account in the Employee Savings Plus Plan. In no event shall the total matching contribution in the Employee Savings Plus Plan and this Plan exceed 50% of 6% of the Participant's base salary in any given year.
Any additional matching contribution under this Plan shall be credited to the Participant's account on a monthly basis. The matching contributions shall be subject to the following vesting schedule:

Years of Service*
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Vested Percentage
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Less Than Two Years   0%
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Two Years            20
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Three Years          40
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Four Years           60
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Five Years           80
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Six Years           100

   * As defined in Employee Savings Plus Plan.

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                               SECTION VII
   ALTERNATIVE SUPPLEMENTAL RETIREMENT, DEATH AND DISABILITY BENEFITS

     7.1 Participants eligible for benefits under Sections II, III, IV, and V shall not be eligible for benefits under this Section VII.

     7.2 Certain Participants eligible to defer compensation under Section VI may incur a reduction in their retirement benefit under the Basic Plan as a result of their decision to defer base salary in accordance with Section
6.1. A monthly alternative supplemental retirement benefit shall be payable under this Plan to such Participant upon his retirement, said benefit calculated upon the Participant's termination or retirement as follows:

         (a) The difference between (i) the accrued benefit under the Basic Plan based on Final Average Monthly Salary determined using Base Salary before any deferrals under Section 6.1(a), and (ii) the accrued benefit determined under the Basic Plan;

         (b) Reduction for Early Retirement as elected by the Participant under the Basic Plan (if applicable); and

         (c) Reduction to reflect the optional payment form election by the Participant under the Basic Plan (if applicable).

Such benefit shall be payable to the Participant in the same form as the form of benefit in which the Participant elected to receive his Basic Plan benefit.

     7.3 This Plan shall pay any death or disability benefit which otherwise would be payable under the Basic Plan but for the election to defer compensation under Section 6.1(a) of this Plan. These Alternative Supplemental Death and Disability Benefits shall be paid at the same time at which, and in the same form in which, the death or disability payments are paid under the Basic Plan, and shall be subject to any other conditions or restrictions applicable under the terms of the Basic Plan to death or disability benefits payable by that Plan.

                              SECTION VIII
                CAPITAL ACCUMULATION PLAN EXCESS BENEFIT

     8.1 At the beginning of each calendar year or as soon thereafter as practicable, an amount will be credited to Participant's CAP Excess Benefit Account equal to Participant's total number of flex dollars for the year minus:

     (a) the maximum permissible contribution of the Company's Capital Accumulation Plan for the year on behalf of the Participant, and

     (b) the number of flex dollars used during such year to purchase the benefits available to Participant under the Flexible Benefits Program.

     8.2  Benefits will be paid to the Participant as follows:

     (a) When the Participant's employment is terminated (whether due to death, disability, retirement or other termination), a single lump sum payment will be made. The payment shall be equal to the amount credited to the CAP Excess Benefits Account, plus the additional amount credited to the CAP Excess Benefits Account under Section 8.2(c) below. Payment will be made no later than the 60th day after the close of the calendar year in which the Participant's employment terminates. If the Participant dies before payment is made, payment shall be made to the Participant's beneficiary. The Participant's beneficiary for the purposes of this Section VIII shall be beneficiary under the Capital Accumulation Plan.

     (b) If both the Participant and his beneficiary die before payment is made, payment shall be made as promptly as possible to the estate.

     (c) The Participant's CAP Excess Benefits Account shall be credited and compounded with the same return and in the same manner as provided for in
Section 6.3 herein.

     8.3 The CAP excess benefits provided for in this Section VIII supersedes those provided for in the Company's Capital Accumulation Plan Excess Benefit Agreement, and any amounts accrued under such Agreements shall be transferred to this Plan and subject to the provisions herein.

                               SECTION IX
                              MISCELLANEOUS

     9.1 The Board of Directors may, in its sole discretion, terminate, suspend, or amend this Plan at any time or from time-to-time, in whole or in part. However, no amendment or suspension of the Plan shall affect a Participant's right or the right of a Surviving Spouse to benefits accrued up to the date of any amendment or termination. In the event the Plan is terminated the Committee will continue to administer the Plan until all amounts accrued and vested have been paid.

     9.2 Nothing contained herein shall confer upon any Participant the right to be retained in the service of the Company, nor shall it interfere with the right of the Company to discharge or otherwise deal with Participants without regard to the existence of this Plan.

     9.3 This Plan is unfunded, and the Company shall make Plan benefit payments on a current disbursement basis.

     9.4 To the maximum extent permitted by law, no benefit under the Plan shall be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment, or encumbrances of any kind.

     9.5 The Plan shall be administered by the Committee or its designee, which may adopt rules and regulations to assist it in the administration of the Plan.

     9.6 Each Participant shall receive a copy of the Plan and the Company shall make available for inspection by any Participant a copy of any rules and regulations used by the Company in administering the Plan.

     9.7 If any contest or dispute shall arise as to amounts due to a Participant (other than amounts derived from the investments of deferred compensation) under this Plan, the Company shall reimburse the Participant, on a current basis all legal fees and expenses, incurred by the Participant in connection with such contest or dispute; provided, however, that in the event the resolution of any such contest or dispute includes a finding denying the Participant's claims, the Participant shall be required to immediately reimburse the Company for all sums advanced to the Participant hereunder.

     9.8 This Plan is established under and shall be construed according to the Laws of the State of Missouri.